Exhibit 10.36

*** Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4)

and 240.24b-2

AMENDED AND RESTATED

EXCLUSIVE LICENSE AGREEMENT

This Amended and Restated Exclusive License Agreement (“Restated Agreement”) is entered into and effective this 30th day of December, 2013 (“Amended Effective Date”) by and between Cedars-Sinai Medical Center, a California nonprofit public benefit corporation (“CSMC”), with offices at 8700 Beverly Boulevard, Los Angeles, California 90048-1865, and Capricor, Inc., a Delaware corporation (“Licensee”), with offices at 8840 Wilshire Blvd., 2nd Floor, Beverly Hills, California 90211.

R E C I T A L S

A. CSMC and Licensee entered into an Exclusive License Agreement effective the 4th day of January, 2010 (“Original Effective Date”) and a first and Second Amendment thereto dated February 25, 2013 and April 19, 2013, respectively (collectively, the “Original Agreement”).

B. CMSC and Licensee wish to further amend and restate the Original Agreement in its entirety and hereby enter into this Amended and Restated Exclusive License Agreement on the terms set forth below (the “Restated Agreement”).

C. CSMC owns and/or is entitled to grant license rights with respect to certain Patent Rights and Know-How (as defined below) invented or developed in connection with research performed at CSMC’s Heart Institute, under the direction of Dr. Eduardo Marbán (“Marbán”).

D. Under the Original Agreement, CSMC desired to have the Patent Rights and the Know-How developed, used and commercialized in the Field of Use (as defined below) by Licensee, and Licensee desired to obtain an exclusive, worldwide license to conduct research in the Field of Use, and to develop, manufacture, use and sell Products (as defined below) in the Field of Use, using the Patent Rights and the Know-How in accordance with the terms of the Original Agreement. Such original intent of the parties is equally applicable to this Restated Agreement. Other than the rights expressly granted by CSMC hereunder within the Field of Use, Licensee acknowledges that CSMC shall retain all other rights with respect to the Patent Rights and the Know-How.

E. CSMC and Licensee intend that the execution, delivery and performance of this Agreement by each party, and the consummation of the transactions contemplated hereunder, shall not at any time threaten CSMC’s tax-exempt status under Section 501(c)(3) of the Internal Revenue Code and Section 23701d of the California Revenue and Taxation Code, or cause CSMC to be in default under any of CSMC’s issued and outstanding tax-exempt bonds.

Now, Therefore, in consideration of the mutual covenants and premises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually agree to restate and amend the Original Agreement in its entirety as follows:

1.	Definitions

1.1 “Affiliate” or “Affiliates” shall mean any corporation, person or entity, which controls, is controlled by, or is under common control with, a party to this Agreement without regard to stock or other equity ownership. For purposes hereof, the terms “control” and “controls” mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a corporation, person or entity, whether through the ownership of voting securities, by contract or otherwise.

1.2 “Confidential Information” shall mean any confidential or proprietary information furnished by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) in connection with this Agreement, including, without limitation, all specifications, know-how, trade secrets, technical information, drawings, software, models, business information and patent applications pertaining to the Patent Rights and Know-How, and as further provided in Section 10 hereof.

1.3 “FDA” shall mean the United States Food and Drug Administration, or any successor agency thereof.

1.4 “Field of Use” shall mean cardiac stem cells, cardiospheres and cardiosphere derived cells, including methods of obtaining, culturing, delivering and modifying same, and any derivatives and products thereof.

1.5 “Funding Agencies” shall mean any public or private granting agencies which have provided funding to CSMC or to Marbán for the development of any of the Patent Rights or Know-How prior to the Original Effective Date. For the sake of clarity, the parties agree that Licensee shall not be considered a Funding Agency hereunder.

1.6 “Future Patent Rights” shall mean any patents and/or patent applications claiming Inventions other than those in Schedule A through any use of the Patent Rights or Know-How licensed hereunder arising from work conducted by or under the direction of Marbán at or on behalf of CSMC, alone or jointly with Licensee, and any patents and/or patent applications (including provisional patent applications) in any other country corresponding to any of the foregoing, and all divisions, continuations, continuations-in-part, reissues, reexaminations, supplementary protection certificates and extensions thereof, whether domestic or foreign, and any patent that issues thereon. Future Patent Rights shall be owned (i) by CSMC if invented by CSMC; or (ii) jointly owned by CSMC and Licensee if jointly invented by CSMC and Licensee. For the avoidance of doubt, Inventions that are the subject of a continuation-in-part application that claims priority to the Patent Rights are licensed under this Agreement, and are not considered Future Patent Rights.

1.7 “Invention” shall mean all unpatented, patentable and patented inventions, discoveries, designs, apparatuses, systems, machines, methods, processes, uses, devices, models, composition of matter, technical information, trade secrets, know-how, codes, programs or configurations of any kind which are in the Field of Use.

1.8 “Know-How” shall mean all technical information and data, whether or not patented, presently known or hereafter learned, invented, or developed arising from work conducted by or under the direction of Marbán at or on behalf of CSMC that is useful in the development and commercialization of a Product to the extent that such technical information and data are necessary or useful for the use or practice of the Patent Rights, Future Patent Rights or Licensee Improvements, as permitted under this Restated Agreement. Know-How includes, but is not limited to, information in the Field of Use described in Schedule B. Know-How is and shall remain owned by CSMC.

1.9 “Licensee Improvements” shall mean any and all processes, uses, designs, applications, methods and compositions-of-matter, indications, improvements, enhancements and modifications in the Field of Use directly based upon or directly created using the Patent Rights and/or Know-How and which were discovered or developed by or on behalf of Licensee (exclusive of work performed by CSMC or by Marbán at or on behalf of CSMC) during the term of this Agreement; provided, however, that any of the foregoing created or developed by or on behalf of Marbán in the premises leased or licensed to Licensee by CSMC, or otherwise outside of CSMC’s facilities for or on behalf of Licensee, shall be also be deemed Licensee Improvements. Licensee Improvements shall be owned by Licensee.

1.10 “Patent Rights” shall mean the patents and/or patent applications described on Schedule A attached hereto, as the same may be amended from time to time, and all patents and/or patent applications (including provisional patent applications) in any other country corresponding to any of the foregoing, and all divisions, continuations, continuations-in-part, reissues, reexaminations, supplementary protection certificates and extensions thereof, whether domestic or foreign, and any patent that issues thereon. The Patent Rights are all owned by CSMC.

1.11 “Product” or “Products” shall mean any human therapeutics, diagnostics (including algorithms or any components thereof), bioinformatics and any other human health care products and/or services in the Field of Use utilizing or derived in any manner whatsoever from any of the Patent Rights, Know-How or Licensee Improvements, which Product(s), except for the license granted hereunder, would infringe a Valid Claim, the Patent Rights or those Future Patent Rights licensed to Licensee.

1.12 “Stand-Alone Applications” shall mean any and all patents and patent applications describing processes, uses, designs, applications, methods and compositions-of-matter, indications, improvements, enhancements and modifications and technical information that are not directly based upon or directly created using the Patent Rights and/or Know-How and which were discovered or developed by or on behalf of Licensee (exclusive of work performed by CSMC or by Marbán at or on behalf of CSMC) during the term of this Agreement. For the avoidance of doubt, Marbán (or any other person with an appointment at CSMC) may be an inventor or creator of the Stand-Alone Applications, provided that Marbán (or said person with an appointment at CSMC) is acting solely at and on behalf of Licensee. The Stand-Alone Applications shall be owned by Licensee, and shall not be considered Future Patent Rights or Know-How.

1.13 “Territory” shall mean the entire world.

1.14 “Valid Claim” shall mean a claim of an issued patent or pending patent application included within the Patent Rights or Future Patent Rights, which claim has not (a) lapsed, been canceled or become abandoned, (b) been declared invalid or unenforceable by a non-appealable decision or judgment of a court or other appropriate body or authority of competent jurisdiction, or (c) been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, provided that (i) an unissued claim in a pending application shall cease to be a Valid Claim beyond […***…] from the priority date of the application in which it is pending (the “Cessation Date”); (ii) if such claim is subsequently issued, such claim shall constitute a Valid Claim upon issuance; and (iii) Licensee shall pay CSMC as a part of the next Royalty Report and payment due the amount of Royalties that would have been due on the sales, if any, of Royalty Bearing Products that were made during the period commencing on the Cessation Date through the date on which the Valid Claim was subsequently issued.

2.	License

2.1 Grant of Exclusive Rights. Subject to the terms of this Restated Agreement, CSMC hereby grants to Licensee, and Licensee hereby accepts from CSMC, the exclusive, worldwide license, with the right to grant sublicenses (subject to the terms of Section 2.2 hereof), during the term of this Restated Agreement (as provided in Section 6 hereof) to conduct research in the Field of Use using the Patent Rights and Know-How and to develop, use, make, have made, practice, import, carry out, manufacture, have manufactured, offer for sale, sell and/or have sold Products in the Field of Use in the Territory using the Patent Rights and Know-How. The foregoing grant of exclusivity is made expressly subject to the following:

(a) All applicable laws and regulations, including, without limitation, the requirements of federal law pertaining to the manufacture of products within the United States;

(b) All applicable rules of the Funding Agencies which have provided funding to CSMC or to any of its employees (including Marbán) for the development of the Patent Rights and Know-How; and

(c) The following non-exclusive rights to the Patent Rights and Know-How, which are retained by CSMC within the Field of Use:

(i) Subject to Licensee’s right to prior review to determine the patentability thereof (which shall expire forty-five (45) days after Licensee’s receipt thereof), the right to submit for publication the scientific findings from research conducted by or through CSMC or its investigators (including Marbán) related to the Patent Rights and Know-How, and

*Confidential Treatment Requested

in the event Licensee determines that a patent shall be applied for, then CSMC shall refrain from submitting any such scientific findings for publication for an additional thirty (30) days;

(ii) Except as provided in subparagraph (d) of this Section 2.1, the right (A) to use any tangible or intangible information contained in the Patent Rights or Know-How (so long as CSMC shall treat such information as Confidential Information and maintain its confidentiality in accordance with Section 10 hereof), for CSMC’s internal teaching and other internal educationally-related and non-commercial (except for charges to its own patients) clinical purposes, where clinical use does not involve a third party funding grant to commercialize such information, (B) to obtain research funding for further study and development thereof from governmental and other nonprofit organizations (including grant applications), and (C) to pursue a regulatory approval through the FDA, provided that that a copy of any grant application or FDA submission is provided to Licensee, in confidence and for informational purposes only, prior to submission; and

(iii) Except as provided in subparagraph (d) of this Section 2.1, the right to conduct research using the Patent Rights, Future Patent Rights and Know-How, and to develop, use, make, practice, carry-out, and otherwise exploit the Patent Rights, Future Patent Rights and Know-How (so long as CSMC shall treat such information as Confidential Information and maintain its confidentiality in accordance with Section 10 hereof) for CSMC’s internal research and non-commercial (except for charges to its own patients) clinical purposes, where clinical use does not involve a third party funding grant to commercialize any Product.

(d) Except as provided by Section 2.3 hereof, CSMC shall not, under any circumstances, grant and/or transfer any rights retained by CSMC under Section 2.1(c) to any third party (other than to Licensee or, where required by applicable law, rule, regulation, governmental policy or contract, to any Funding Agency or the United States Government) to commercialize Inventions or information related thereto derived directly from the Patent Rights or Know-How in the Field of Use as a result of CSMC’s teaching and internal research and clinical activities with respect to the Patent Rights and Know-How otherwise permitted by Sections 2.1(c)(ii) and (iii) above.

(e) Notwithstanding any other provision hereof to the contrary, all rights to the Patent Rights, Future Patent Rights and Know-How outside of the Field of Use are retained by CSMC.

2.2 Right to Sublicense or Assign Rights. Licensee shall have the right to grant sublicenses or to assign any or all of the rights granted hereunder consistent with this Agreement; provided, however, that Licensee shall not sublicense or assign its rights to any part of the Patent Rights or Know-How licensed under this Restated Agreement, or assign its rights under this Restated Agreement, to any entity which is not a recognized biopharmaceutical or pharmaceutical company which is either (a) listed on Schedule C hereto, or (b) generally recognized in such industries and has a level of science, management and investors of such quality as shall be acceptable to CSMC (each, an “Acceptable Assignee”) on the basis of CSMC’s prior written consent (which consent shall not be unreasonably withheld). CSMC shall respond to Licensee’s request for consent within fifteen (15) business days of receipt from

Licensee of (i) a written request for consent and (ii) the relevant information CSMC may need in assessing the request regarding the proposed transaction and the potential sublicense or assignee, as the case may be. In order to preserve and protect the value of the Patent Rights and Know-How, Licensee shall obtain the prior written consent of CSMC prior to entering into any sublicense or assignment with any party who is not an Acceptable Assignee under clause (a) above. For the avoidance of doubt, Licensee does not need CSMC’s written consent to enter into any sublicense or assignment with any party who is an Acceptable Assignee under clause (a) above. Licensee shall also keep CSMC reasonably informed with respect to the progress of any relations entered into with any sublicenses or assignments entered into by Licensee with any Acceptable Assignee (or any other party for whom CSMC has given its prior written consent). As an express condition of any such sublicense or assignment, Licensee will be responsible for enforcing each sublicensee’s obligations, any such assignee or sublicensee shall be required to agree in writing to be bound by commercially reasonable royalty reporting and record keeping, indemnification and inspection provisions, and the applicable provisions of this Restated Agreement, including, without limitation, those pertaining to the use of CSMC’s name and marks, indemnification of CSMC and the use of CSMC’s Confidential Information under its sublicense and, in particular, royalty payment obligations due on such sublicensee’s sales of Products. If Licensee shall conduct one or more audits of its sublicensees or assignees hereunder during the term hereof, Licensee shall provide copies of all audit reports to CSMC on a timely basis. The covenants pertaining to the use of CSMC’s name and marks, the indemnification of CSMC and the use of CSMC’s Confidential Information in any sublicense or assignment shall run for the benefit of CSMC, who shall be expressly stated as being a third-party beneficiary thereof with respect to the covenants set forth in this Restated Agreement. Licensee understands and agrees that none of its permitted sublicenses hereunder shall reduce in any manner any of its obligations set forth in this Restated Agreement.

2.3 Certain Future Rights. The following shall pertain to Future Patent Rights in the Field of Use (“Future Rights”):

(a) Subject to the rights and applicable rules of the Funding Agencies or the United States Government, and to the extent it would not impair or jeopardize any efforts of CSMC to obtain domestic or foreign rights thereto, CSMC and Marbán shall provide Licensee with prompt written disclosure of the Future Rights arising from work conducted by or under the direction of Marbán at or on behalf of CSMC. Subject to the rights and applicable rules of the Funding Agencies, Licensee shall have, […***…] after either (a) receipt by Licensee of written notice from CSMC disclosing in adequate detail any such Future Rights, or (b) written notification by Marbán to each of Licensee and CSMC disclosing in adequate detail any such Future Rights, the exclusive first right to negotiate with CSMC to obtain one or more exclusive licenses to the Future Rights, upon such terms and conditions as shall be agreed by the parties hereto, which terms and conditions shall include provisions for fair market value consideration for the grant of any such licenses, which provisions shall not exceed the compensation terms set forth in this Restated Agreement. If Licensee declines or fails to pursue, or if the parties fail to conclude negotiations for an exclusive license to, such Future Rights during the […***…] specified above (or such longer period as may be agreed to in writing by the parties), then CSMC shall have the right to commence discussions with any other party concerning such Future Rights. For the avoidance of doubt, until CSMC and/or Marbán

*Confidential Treatment Requested

has provided the aforementioned written notice to Licensee and Licensee has had the opportunity to exercise its right of first negotiation, CSMC shall not disclose or enter into any discussions with any third parties regarding the Future Rights. Subject to the provisions of this Section 2.3, Licensee acknowledges and agrees that CSMC expressly retains and reserves: (i) any and all right, title and interest in and to the Future Rights that are not jointly developed with Licensee and (ii) joint right, title and interest in and to the Future Rights that are jointly developed with Licensee, whether or not in the Field of Use and, accordingly, no exclusive license to any of CSMC’s Future Rights is granted to Licensee under this Restated Agreement. CSMC shall use its reasonable and continuing efforts during the term of this Restated Agreement, in accordance with its policies and procedures, where appropriate, to file and maintain patent applications claiming Inventions.

(b) Grant of Non-Exclusive Rights. Subject to the terms of this Restated Agreement, if CSMC and Licensee fail to agree upon the terms of an exclusive license for Future Rights pursuant to Section 2.3(a) above, CSMC hereby grants to Licensee, and Licensee hereby accepts from CSMC, a non-exclusive, worldwide license, with the right to grant sublicenses (subject to the terms of Section 2.2 hereof), during the term of this Restated Agreement (as provided in Section 6 hereof) to conduct research in the Field of Use using the Future Rights and to develop, use, make, have made, practice, import, carry out, manufacture, have manufactured, offer for sale, sell and/or have sold Products in the Field of Use in the Territory using the Future Rights. Any Future Right to which a non-exclusive license is granted to Licensee pursuant to this Section shall be subject to the Royalty provisions of Section 4.2, but if a Patent Royalty pursuant to Section 1(b) of Schedule E is payable solely on account of a non-exclusively licensed Future Right, the royalty shall be reduced to a reasonable amount mutually agreed upon by the parties; provided, however, that in the absence of an agreement, the reduction will be at least […***…] of the royalties that would otherwise be payable. The foregoing grant is made expressly subject to the following:

(i) All applicable laws and regulations, including, without limitation, the requirements of federal law pertaining to the manufacture of products within the United States; and

(ii) All applicable rules of the Funding Agencies which have provided funding to CSMC or to any of its employees (including Marbán) for the development of the Future Rights.

2.4 Stand-Alone Applications. Licensee shall own all right title and interest in and to the Inventions claimed in any Stand-Alone Applications; provided, however, that nothing in this Restated Agreement shall be deemed to allow or permit Licensee to file Stand-Alone Applications for the purpose of avoiding its royalty obligations to CSMC. All Inventions disclosed in Stand-Alone Applications shall not be the basis of any royalty or fee payments to CSMC under this Restated Agreement.

2.5 License to Use Improvements. Licensee shall own Licensee Improvements, and hereby grants to CSMC the following nonexclusive, royalty-free, fully paid-up rights and licenses to the Licensee Improvements:

*Confidential Treatment Requested

(a) Except as provided below in this Section 2.5, the right and license to use any tangible or intangible information contained in the Licensee Improvements (so long as CSMC shall treat such information as Confidential Information and maintain its confidentiality in accordance with Section 10 hereof), for CSMC’s internal teaching and other internal educationally-related and non-commercial (except for charges to its own patients) clinical purposes, where clinical use does not involve a third party funding grant to commercialize such information, and to obtain research funding from Funding Agencies, provided that a copy of any grant application is provided to Licensee, in confidence and for informational purposes only, prior to submission; and

(b) Except as provided below in this Section 2.5, the right and license to conduct research using the Licensee Improvements (so long as CSMC shall treat information concerning the License Improvements as Confidential Information and maintain its confidentiality in accordance with Section 10 hereof), and to develop, use, make, practice and carry out the Licensee Improvements for CSMC’s internal teaching and internal research and non-commercial (except for charges to its own patients) clinical purposes, where clinical use does not involve a third party funding grant to commercialize any Product.

Except as provided in Section 2.3 hereof, CSMC shall not, under any circumstances, grant and/or transfer any rights granted to CSMC under this Section 2.5 to any third party (other than to Licensee or, where required by applicable law, rule, regulation, governmental policy or contract, to any Funding Agency or the United States Government) to commercialize Inventions in the Field of Use resulting directly from the Licensee Improvements as a result of CSMC’s internal research and clinical activities with respect to the Licensee Improvements otherwise permitted by Sections 2.5(a) and (b) above.

2.6 Milestones. Licensee acknowledges that it is important to CSMC, and a requirement of the United States Government under Title 35, Section 203 of the United States Code, that Licensee pursue the development, commercialization and marketing of Products and otherwise exercise commercially reasonable efforts to maximize the value of this Restated Agreement to CSMC. Licensee shall be deemed to have exercised commercially reasonable efforts to maximize the value of this Restated Agreement to CSMC, and the milestone requirements of this Section 2.6 shall be deemed to have been met, if Licensee meets the respective requirements set forth on Schedule D hereto, with each such requirement being deemed a separate and independent condition (each, a “Milestone”). Within sixty (60) days after each anniversary of the Original Effective Date, Licensee shall prepare and deliver to CSMC an annual written report (to be certified by an executive officer of Licensee) indicating its compliance with the Milestones. If Licensee fails to meet any annual Milestone designated in Schedule D hereto, CSMC may, at its option and as its sole remedy for Licensee’ breach of this Section 2.6, upon written notice to Licensee, convert the exclusive license granted under Section 2.1 hereof to a non-exclusive license or to a co-exclusive license, or terminate the license as provided under Title 35, Section 203 of the United States Code. Notwithstanding the foregoing, prior to CSMC exercising such option, Licensee shall have the opportunity to cure any failure for a period of ninety (90) days after receipt of written notice from CSMC of its intent to exercise its option.

3.	Representations And Warranties

3.1 Rights to Technology. Except for the rights, if any, of the Funding Agencies or the United States Government, CSMC represents and warrants to Licensee that, to the best of its actual, current knowledge (without investigation outside of CSMC as to such representations and warranties) (a) it has the right to grant the licenses in this Restated Agreement, (b) it has not granted licenses to the Patent Rights or Know-How to any other party that would restrict the rights granted hereunder except as stated herein and (c) there are no claims, judgments or settlements to be paid by CSMC with respect to the Patent Rights or Know-How or pending claims or litigation relating to the Patent Rights or Know-How. Except for any potential or actual rights of Funding Agencies, the United States Government or Licensee, CSMC is not aware that any additional rights or licenses are necessary for Licensee to exercise its licensed rights granted by CSMC under this Restated Agreement.

3.2 Limited Warranty. CSMC makes no representation or warranty other than those expressly specified in this Restated Agreement. Licensee accepts the Patent Rights and Know-How on an “AS-IS” basis. CSMC MAKES NO EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR OTHER ATTRIBUTES OF ANY OF THE PATENT RIGHTS OR KNOW-HOW.

3.3 Rights Retained by Funding Agencies. Licensee acknowledges that to the extent that the Patent Rights and Know-How have been developed in part under one or more funding agreements (“Funding Agreements”) with one or more Funding Agencies, such Funding Agencies have certain statutory, non-exclusive rights relative thereto for use for government purposes as well as regulatory or statutory “march-in rights” (collectively, “Statutory Rights”). Licensee also acknowledges that to the extent that the Future Patent Rights and Know-How may be developed in part under one or more Funding Agreements with one or more Funding Agencies, such Funding Agencies may have certain Statutory Rights relative thereto. This Restated Agreement is explicitly made subject to such Statutory Rights and, to the extent of any conflict between any such Statutory Rights and this Restated Agreement, such Statutory Rights shall prevail.

4.	Consideration

In consideration of the execution and delivery by CSMC of this Restated Agreement, Licensee agrees as follows:

4.1 License Fee. Pursuant to the Original Agreement, Licensee paid to CSMC a non-refundable license fee in an amount […***…], and agreed to pay the costs, including attorneys’ fees and filing fees, actually incurred to the Original Effective Date by CSMC in the prosecution of the Patent Rights.

4.2 Payment of Royalties. Licensee shall pay to CSMC certain royalties, which shall be determined and paid in accordance with Schedule E hereto.

4.3 Acknowledgement of Fair Market Value. CSMC acknowledges and agrees that the royalties and other obligations of Licensee under this Restated Agreement constitute fair market value for the rights granted to Licensee under this Restated Agreement based on arms’-length negotiations with Licensee.

*Confidential Treatment Requested

4.4 Licensee Challenge of Patent Rights. Licensee acknowledges that an essential element of this Restated Agreement is to respect the intellectual property rights of Licensor. Accordingly, Licensee agrees that if it directly or through a third party indirectly contests the validity or enforceability of any Patent Rights or Future Patent Rights licensed or sublicensed to it by Licensor under this Restated Agreement or assists any third party in doing so with respect to the Field of Use, Licensee: (i) agrees that Licensor may immediately terminate any and all licenses granted to Licensee under this Restated Agreement or under any other agreement, provided, however, that to the extent that Licensor does not terminate license rights granted to Licensee, the applicable rates for Royalties under Schedule E hereto shall be doubled beginning from the time at which the relevant Patent Rights and/or Future Patent Rights are challenged; (ii) agrees to disburse any and all proceeds received from any sublicense of the applicable Patent Rights and/or Future Patent Rights throughout its duration to CSMC; and (iii) Licensee agrees to reimburse Licensor for all costs actually incurred in connection with the applicable legal proceedings. In the event that all or any portion of this Section 4.4 is invalid, illegal or unenforceable, then the parties will use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, gives effect to the intent of this Section 4.4. Notwithstanding anything contained in this Section 4.4, if Licensee is advised by legal counsel that it has the obligation under applicable law to disclose prior art to the any applicable patent authority or office, such disclosure shall not be deemed a challenge for purposes of this Section 4.4 and CSMC shall not have the right to terminate the licenses granted pursuant to this or any other agreement and none of the other rights set forth above shall become effective.

5.	Patent Rights

5.1 Prosecution. Commencing as of the Original Effective Date, Licensee shall assume, in coordination with CSMC, full responsibility for the application, maintenance, reexamination, reissue, opposition and prosecution of any kind (collectively “Prosecution”) relating to the Patent Rights in the Territory, including, but not limited to, payment of all costs, fees and expenses related thereto. Subject to the approval of CSMC (which approval shall not be unreasonably withheld), Licensee shall have the right to select counsel with respect to the responsibility assumed by Licensee in this Section 5.1, and Licensee shall diligently pursue the Prosecution of the Patent Rights to the benefit of CSMC. For all purposes of the patent Prosecution, CSMC shall be the named “client” of such patent counsel. Each party shall provide the other with copies of any and all material or communications with the United States Patent and Trademark Office, or any foreign patent office, and CSMC shall be afforded the opportunity of prior review and comment on such action or paper.

5.2 Abandonment, Disclaimers, Etc. Licensee shall obtain the prior written consent of CSMC (which consent shall not be unreasonably withheld), prior to irrevocably abandoning, disclaiming, withdrawing, seeking reissue or allowing to lapse any material patent, patent application or Licensee Improvements relating to the Patent Rights. In the event that Licensee shall elect to abandon the Prosecution or maintenance of any patent or patent application included in the Patent Rights or Future Patent Rights, Licensee shall notify CSMC of such election at least thirty (30) days before a final due date which would result in the irrevocable abandonment or bar of patentability of the subject matter of the patent or patent application. In such event, CSMC may, at its sole option and expense, continue Prosecution or maintenance of the patent application or patent. Licensee further agrees that it shall not file any continuation-in-part application relating to the Patent Rights unless the additional disclosure or material to be included in the continuation-in-part application is necessary or appropriate to support the patentability of a claim recited in a parent application on which the continuation-in-part application is based. If CSMC disagrees with Licensee’s conclusion that such a filing or contemplated filing of a continuation-in-part application is either necessary or appropriate to support the patentability of a claim recited or capable of being recited in a patent application within fifteen (15) business days after receiving notice of filing or contemplated filing of continuation-in-part application, then the matter shall be submitted for resolution to independent patent counsel mutually agreed upon by the parties, who will determine whether a continuation-in-part application is necessary or appropriate in accordance with this Section 5.2. Any decision made by such independent patent counsel shall be conclusive and binding on the parties hereto.

5.3 Expenses. Licensee shall pay all expenses resulting from its obligations in Section 5.1 hereof. CSMC shall exercise reasonable efforts to cause Marbán (to the extent he is available and on CSMC’s staff as an employee) and other applicable CSMC employees to cooperate fully with Licensee with respect to the Prosecution, maintenance and protection of the Patent Rights and Future Patent Rights, and CSMC shall be reimbursed for all reasonable out-of-pocket expenses as such expenses are incurred.

6.	Term And Termination

6.1 Term. Unless earlier terminated as provided in Section 6.2 hereof, the term of this Restated Agreement shall be deemed to have commenced on the Original Effective Date and shall expire, on a country-by-country basis, on the date upon which the last to expire of the patents covering the Patent Rights or the Future Patent Rights. Upon such termination, Licensee shall be deemed to have a fully paid-up license to any Know-How as provided in Section 2.1 herein.

6.2 Termination. Except as provided by Section 6.3 hereof, and in addition to the provisions of Section 4.4,

(a) this Agreement shall automatically terminate upon the occurrence of any of the following events, unless waived by CSMC: (i) Licensee has substantially ceased business operations; (ii) Licensee dissolves, liquidates or institutes any proceeding for the winding up of its business; (iii) Licensee, pursuant to or within the meaning of Title 11 of the United States Code or any similar law of any jurisdiction for the relief of debtors (each, a “Bankruptcy Law”): (A) commences a voluntary case in bankruptcy or any other action or proceeding for any other similar relief under any Bankruptcy Law; (B) consents by answer or otherwise to the commencement against it of an involuntary case of bankruptcy; (C) seeks or consents to the appointment of a receiver, trustee, assignee, liquidator, custodian or similar official (collectively, a “Custodian”) of it or for all or substantially all of its assets; or (D) makes a general assignment for the benefit of its creditors; or (iv) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against Licensee in an involuntary case of bankruptcy against Licensee; (B) appoints a Custodian of Licensee for all or substantially all of its assets; or (C) orders the liquidation of Licensee, and the order remains unstayed and in effect for forty-five (45) days, or any dismissal, stay rescission or termination thereof ceases to remain in effect.

(b) CSMC shall have the right, at its discretion, to terminate this Restated Agreement if the performance by either party to this Restated Agreement of any term, covenant, condition or provision hereof (i) shall jeopardize (A) the licensure of CSMC, (B) CSMC’s participation in the Medicare, Medi-Cal or other reimbursement or payment programs, (C) the full accreditation of CSMC by the Joint Commission or any other state or nationally recognized accreditation organization, or (D) CSMC’s tax-exempt status or its tax-exempt bonds; or (ii) is deemed illegal or unethical by any recognized governmental agency or body. Upon the occurrence of any of the items set forth in this subparagraph (b), CSMC shall provide written notice to Licensee setting forth the reason for such termination (which termination shall be effective immediately).

(c) CSMC shall have the right, at its discretion, (i) to terminate this Restated Agreement upon thirty (30) days’ written notice from CSMC if, within such thirty (30) day period Licensee shall fail to pay fully any royalty payment required by Section 4.2 hereof or Schedule E hereto or (ii) to terminate this Restated Agreement upon ninety (90) days’ written notice from CSMC if, within such ninety (90) day period Licensee shall fail to undertake commercially reasonable efforts to exploit the Patent Rights or the Future Patent Rights in the Field of Use in the Territory, provided that if the parties cannot agree on whether commercially reasonable efforts have been undertaken, determination of any alleged failure to undertake commercially reasonable efforts shall be submitted for resolution to an Arbitrator mutually agreed upon by the parties whose decision shall be conclusive and binding upon the parties hereto.

(d) CSMC shall have the right, at its discretion, to terminate this Restated Agreement upon sixty (60) days’ written notice from CSMC if, within such sixty (60) day period, Licensee shall fail to cure fully any breach or default of any material obligation under this Restated Agreement as described in such written notice detailing the facts of such breach with reasonable specificity; provided, however, that Licensee may avoid such termination if, before the end of such 60-day period (unless a longer cure period is expressly provided herein), such breach or default has been cured by Licensee to the reasonable satisfaction of CSMC.

(e) Licensee shall have the right, at its discretion, to terminate this Restated Agreement upon ninety (90) days’ written notice from Licensee if, within such ninety (90) day period, CSMC shall fail to cure fully any breach or default of any material obligation under this Restated Agreement as described in such written notice detailing the facts of such breach with reasonable specificity; provided, however, that CSMC may avoid such termination if, before the end of such 90-day period, such breach or default has been cured by CSMC to the reasonable satisfaction of Licensee.

(f) This Restated Agreement shall terminate upon the mutual written agreement of the parties hereto (such termination to be effective as of the date mutually agreed upon in such written agreement).

6.3 Obligations Upon Termination. Upon any termination of this Restated Agreement pursuant to Section 6.2 hereof, nothing herein shall be construed to release any party from any liability for any obligation incurred through the effective date of termination (e.g., confidentiality, reimbursement of patent expenses incurred prior to such date, etc.) or for any breach of this Restated Agreement prior to the effective date of such termination. Licensee may, for a period of one (1) year after the effective date of such termination, sell all tangible Products customarily classified as “inventory” that it has on hand at the date of termination, subject to payment by Licensee to CSMC of the applicable royalty or royalties, as set forth in Schedule E; provided, that any such action by Licensee does not subject CSMC to any of the occurrences set forth in Section 6.2(b) hereof.

6.4 Effect of Termination. In the event of any termination of this Restated Agreement pursuant to Section 6.2 hereof, where such termination has not been caused by any action or inaction on the part of any sublicensee of Licensee or by any breach by such sublicensee of its obligations under its sublicense from Licensee, such termination of this Restated Agreement shall be without prejudice to the rights of each non-breaching sublicensee of Licensee and each non-breaching sublicensee shall be deemed to be a licensee of CSMC thereunder, and CSMC shall be entitled to all rights, but shall not be subject to any obligations (other than the grant of license and appurtenant obligations under this Restated Agreement to the extent provided for in such sublicense) of Licensee thereunder. This Section 6.4, however, shall not be applicable if this Restated Agreement has been terminated under Section 6.2(b) under circumstances where the application of this Section 6.4 would subject CSMC to any of the occurrences set forth in Section 6.2(b).

6.5 Right to Institute Legal Actions. Notwithstanding the provisions of Section 6.2 hereof, CSMC, on the one hand, and Licensee, on the other hand, may institute any other legal action or pursue any other remedy against the other party permitted by applicable law if the other party does not substantially cure any breach or default of any material obligation as provided herein.

6.6 Reversion of Rights. Notwithstanding anything to the contrary set forth herein (including, but not limited to, Section 5 hereof), full responsibility for prosecution of the Patent Rights shall, at the option of CSMC (exercisable in its sole and absolute discretion), and at its sole expense from the date of reversion, revert to CSMC upon any termination of this Restated Agreement.

7.	Infringement By Third Parties

7.1 Notice. Promptly upon learning of any infringement, misappropriation or other unauthorized use of the Patent Rights, Licensee shall notify CSMC. Promptly upon learning of any infringement, misappropriation or other unauthorized use of the Patent Rights, CSMC shall notify Licensee.

7.2 Enforcement. Licensee shall have the first right and the obligation to enforce, at its sole expense, any Patent Rights and any Future Patent Rights to the extent licensed hereunder against infringement by third parties and shall notify CSMC in writing in advance of all such enforcement efforts. Upon Licensee’s undertaking to pay all expenditures reasonably incurred by CSMC, CSMC shall reasonably cooperate in any such enforcement and, as necessary, join as a party therein. Licensee shall reimburse CSMC for all expenses, including reasonable attorneys’ fees, incurred in connection with any such enforcement. In the event that Licensee does not file suit against or commence settlement negotiations with a substantial infringer of Patent Rights or Future Patent Rights within ninety (90) days of receipt of a written demand from CSMC that Licensee bring suit, then the parties will consult with one another in an effort to determine whether a reasonably prudent licensee would institute litigation to enforce the patent in question in light of all relevant business and economic factors (including, but not limited to, the projected cost of such litigation, the likelihood of success on the merits, the probable amount of any damage award, the prospects for satisfaction of any judgment against the alleged infringer, the possibility of counterclaims against the parties hereto, the impact of any possible adverse outcome on Licensee and the effect any publicity might have on the parties’ respective reputations and goodwill). If, after such process, it is determined that a suit should be filed and Licensee does not file suit or commence settlement negotiations forthwith against the infringer, then CSMC shall have the right, at its own expense, to enforce any Patent Rights licensed hereunder on behalf of itself and Licensee. Any amount recovered in any such action or suit, whether by judgment or settlement, shall be paid to or retained entirely by whichever party brought the action, or where both parties participate in such action or suit, fifty percent (50%) of all such amounts shall be allocated to each party, after first paying each party’s out-of-pocket expenses, including reasonable attorneys’ fees.

7.3 Defense Of Patent Rights. In the event that any Patent Rights or Future Patent Rights are the subject of a legal action seeking declaratory relief or of any reexamination or opposition proceeding instituted by a third party, the parties agree to promptly consult with each other concerning the defense of such actions or proceedings. If the parties agree that such defense should be undertaken, then Licensee shall bear the expenses, including attorneys’ fees, associated with such defense and in any recoupment of expenses. If the parties disagree, then the party desiring to defend the action or proceeding may proceed with such defense and will bear its own expenses, and be entitled to all sums recovered.

8.	Indemnification

8.1 (a) Indemnification by Licensee. Subject to Section 8.2 hereof, Licensee shall hold harmless, defend and indemnify CSMC and each of its officers, directors, employees (including Marbán), agents and sponsors of the research (except Licensee) (each, an

“Indemnified Party”, and collectively, the “Indemnified Parties”) from and against any and all claims, damages, losses, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses and costs of investigation, whether or not suit is filed) suffered or incurred by any of the Indemnified Parties in any action, suit, litigation, arbitration or dispute of any kind (“Action”) arising or resulting from any negligence or willful acts or omissions on the part of Licensee, its Affiliates or sublicensees in connection with (a) their use the Patent Rights or Know-How and/or (b) the exercise of their rights hereunder or under any sublicense, including, but not limited to (i) the preclinical development and clinical testing of Products, and (ii) the manufacture, sale, use, marketing, or other disposition of Products developed, manufactured, sold, marketed, used or otherwise disposed of under this Restated Agreement. As part of its obligations hereunder, Licensee shall defend any Action brought against any of the Indemnified Parties with counsel of its own choosing and reasonably acceptable to CSMC, and neither CSMC nor any other Indemnified Party shall enter into any settlement of any such Action without first obtaining prior approval of Licensee. Licensee shall pay all costs, including attorney’s fees, incurred in enforcing this indemnification provision. Should CSMC or any other Indemnified Party not afford Licensee the right to defend any such Action, or should CSMC or any other Indemnified Party not obtain the approval of Licensee to any such settlement, Licensee shall have no obligation to indemnify CSMC or any other Indemnified Party hereunder. Should Licensee fail to provide a defense for the Indemnified Parties as required hereunder, then Licensee shall reimburse CSMC for its out-of-pocket expenses (including reasonable attorneys’ fees and expenses and costs of investigation) which are incurred as a result of any investigation, defense or settlement relating to the foregoing, which reimbursement shall be made to CSMC upon receipt by Licensee of invoices reflecting in reasonable detail such expenses incurred by CSMC.

(b) Insurance. Licensee shall obtain and maintain insurance policies (including clinical trial insurance, products liability and general liability policies at such time as is appropriate) which are reasonable and necessary to cover its activities and to comply with the indemnification obligations set forth above. Such insurance policies shall name CSMC as an additional insured party, and shall provide for the following minimum coverage amounts: (i) a minimum of […***…] in coverage per occurrence for the general liability policy; (ii) upon initiation of any human clinical studies of Products, Licensee shall have first obtained clinical trial insurance coverage in a minimum of […***…] per occurrence and […***…]; and (iii) upon Licensee’s first commercial, arms-length sale of a Product, Licensee shall have first obtained products liability insurance coverage in a minimum of […***…] per occurrence and […***…] (each of the events described in subsections (ii) and (iii) shall be referred to as a “Triggering Event”). Licensee shall provide CSMC with prompt written notice of any material change in coverage under such policies. Within thirty (30) days of a Triggering Event (subject to extension if reasonably required) and annually thereafter, Licensee shall provide CSMC with a certificate of insurance issued by the appropriate insurance company evidencing the insurance coverage required by this Section 8.1(b), together with copies of the endorsement which specifies CSMC as an additional insured and the declarations page for each such insurance policy. The certificate of insurance, endorsements and declarations pages (and any renewals or replacements thereof), if required, shall be sent to CSMC by prepaid, first class, certified mail, return receipt requested, at the following address: Cedars-Sinai Medical Center, Technology Transfer Office, 8797 Beverly Boulevard, Suite 206, Los Angeles, CA 90048.”

*Confidential Treatment Requested

8.2 Notice of Claim. CSMC shall promptly notify Licensee in writing of any claim or Action or material threat thereof brought against any Indemnified Party in respect of which indemnification may be sought and, to the extent allowed by law, shall reasonably cooperate with Licensee in defending or settling any such claim or Action. No settlement of any claim, Action or threat thereof received by CSMC and for which CSMC intends to seek indemnification (for itself or on behalf of any other Indemnified Party) shall be made without the prior joint written approval of Licensee and CSMC.

9.	Use Of Names and Media Segments

9.1 Licensee shall not, unless as required by any law or governmental regulation, use the name of CSMC, and/or any of its trademarks, service marks, trade names or fictitious business names or media segments owned by CSMC that are directly related to work conducted by or under the direction of Marbán at CSMC without express prior written consent of the Vice President for Marketing and Communications of CSMC, which shall not be unreasonably withheld. Further, prior to any reference by Licensee to the names or marks of CSMC in any manner, Licensee shall provide CSMC with a writing reflecting the proposed reference so that CSMC can review the reference within a reasonable period of time prior to the proposed use thereof by Licensee. CSMC shall review the request from Licensee and shall endeavor to provide a response within five (5) business days of receiving the requisite information required in order to review the request. This limitation includes, but is not limited to, use by Licensee in any regulatory filing, advertising, offering circular, prospectus, sales presentation, news release or trade publication. Subject to compliance by Licensee with the foregoing, which shall be deemed conditions precedent to any use of CSMC’s name or marks by Licensee, Licensee shall ensure that the name of CSMC is used as scientifically or academically appropriate in the “byline” of any article, abstract, manuscript or any other publication related to the subject matter hereof.

10.	Confidentiality

10.1 Non-Disclosure. The parties hereto shall keep the terms of this Restated Agreement and all business and scientific discussions relating to the business of the parties strictly confidential. All patient information to which a party is given access by the other party shall be subject to the provisions of the Confidentiality of Medical Information Act (Cal. Civ. Code §§56, et seq.) and the Health Insurance Portability and Accountability Act of 1996, and all regulations promulgated thereunder. It may, from time to time, be necessary for the parties, in connection with performance under this Restated Agreement, to disclose Confidential Information (including know-how) to each other. The Receiving Party (as defined in Section 1.2 hereof) shall keep in strictest confidence the Confidential Information of the Disclosing Party (as defined in Section 1.2 hereof), using the standard of care it normally uses for information of like character, and shall not disclose the Confidential Information to any third party or use it except as expressly authorized by the prior written consent of the Disclosing Party or as otherwise permitted by this Restated Agreement; provided, however, that Licensee may disclose the Confidential Information received from CSMC to its Affiliates and sublicensees as shall be reasonably necessary to carry out the intent of this Agreement or any sublicense granted by Licensee as contemplated by this Restated Agreement if, but only if, such Affiliates and/or sublicensees each execute a confidentiality agreement containing confidentiality provisions no less restrictive than those confidentiality provisions contained in this Section 10. The Receiving Party’s obligation hereunder shall not apply to Confidential Information that the Receiving Party can show:

(a) Is or later becomes part of the public domain through no fault or neglect of the Receiving Party;

(b) Is received in good faith from a third party having no obligations of confidentiality to the Disclosing Party, provided that the Receiving Party complies with any restrictions imposed by the third party;

(c) Is independently developed, as established by written documentation existing prior to receipt of the Confidential Information, by the Receiving Party without use of the Disclosing Party’s Confidential Information; or

(d) Is required by law or regulation to be disclosed (including, without limitation, in connection with FDA filings, filings with another government agency or as required under the California Public Records Act), provided that the Receiving Party uses reasonable efforts to restrict disclosure and to obtain confidential treatment and provides notice, prior to disclosure, to the Disclosing Party.

10.2 Limits on Permitted Disclosures. Each party agrees that any disclosure or distribution of the other party’s Confidential Information within its own organization shall be made only as is reasonably necessary to carry out the intent of this Restated Agreement. The parties further agree that all of their respective officers, employees, agents, representatives or approved sublicensees to whom any Confidential Information is disclosed or distributed shall have agreed to maintain its confidentiality. In such event, the Receiving Party shall identify with reasonable particularity, upon request by the Disclosing Party, each person within the Receiving Party’s organization to whom the Receiving Party has disclosed or distributed Confidential Information.

10.3 Legally Required Disclosures. If a subpoena or other legal process concerning Confidential Information is served upon any party hereto pertaining to the subject matter hereof, the party served shall notify the other party immediately, the other party shall cooperate with the party served, at the other party’s expense, in any effort to contest the validity of such subpoena or other legal process. This Section 10.3 shall not be construed in any way to limit any party’s ability to satisfy any disclosure of its relationship with the other party required by any governmental authority.

10.4 Patent Rights as Confidential Information. The Patent Rights are understood by Licensee to be the Confidential Information of CSMC to the extent “unpublished” as such term is construed under the United States Patent Laws. As such, Licensee’s confidentiality obligations hereunder automatically extend to any and all Know-How and to any and all patent applications of CSMC relating to any Patent Rights, Future Patent Rights and Know-How and to any and all communications with the United States Patent Office, and any foreign patent office relating to any Patent Rights, Future Patent Rights or Know-How, subject to Section 10.1(a)-(d).

10.5 Return of Confidential Information. In the event of any termination of this Restated Agreement, the Receiving Party shall promptly return all Confidential Information and any copies made thereof previously made available to the Receiving Party by the Disclosing Party, except that the Receiving Party shall have the right to retain one copy of such Confidential Information in its legal files to monitor its compliance under this Restated Agreement.

10.6 Remedies. Both parties acknowledge and agree that it would be difficult to measure damages for breach by either party of the covenants set forth in this Section 10, and that injury from any such breach would be incalculable, and that money damages would therefore be an inadequate remedy for any such breach. Accordingly, either party shall be entitled, in addition to all other remedies available hereunder or under law or equity, to injunctive or such other equitable relief as a court may deem appropriate to restrain or remedy any breach of such covenants.

11.	Patent Marking

In the event any Product is the subject of a patent under the Patent Rights or Future Patent Rights, Licensee shall mark all products made, sold or otherwise disposed of by or on behalf of it or any of its sublicensees with the word “Patented” followed by the number of the licensed patent. In such case, Licensee shall mark any Product made using a process or method covered by any such Patent Rights or Future Patent Rights with the number of each such patent and, if such Product is covered by Future Patent Rights, Licensee shall respond to any request or disclosure under Title 35, Section 287(b)(4)(B) of the United States Code by only notifying CSMC of the request for disclosure. Notwithstanding the foregoing, Licensee shall not be required to mark its products pursuant to the foregoing if Licensee is marking its products in accordance with its normal business practices and such practices are in accordance with applicable marking laws.

12.	Miscellaneous

12.1 Notices. Any notice, request, instruction or other document required by this Restated Agreement shall be in writing and shall be deemed to have been given (a) if mailed with the United States Postal Service by prepaid, first class, certified mail, return receipt requested, at the time of receipt by the intended recipient, (b) if sent by Federal Express® or other overnight carrier, signature of delivery required, at the time of receipt by the intended recipient, or (c) if delivered personally, addressed as follows:

in the case of CSMC to:

Cedars-Sinai Medical Center
8700 Beverly Boulevard
Los Angeles, California 90048-1865
Attention: Senior Vice President for Finance & CFO

with a copy to Vice President for Legal Affairs

or in the case of Licensee to:

Capricor, Inc.
8840 Wilshire Blvd., 2nd Floor

Beverly Hills, California 90211
Attention: […***…]

with a copy to […***…], Knobbe Martens, 2040 Main Street, 14th Floor, Irvine, California 92614

or to such other address or to such other person(s) as may be given from time to time under the terms of this Section 12.1.

12.2 Compliance with Laws. Each party shall comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this Restated Agreement.

12.3 Governing Law. This Restated Agreement shall be construed and enforced in accordance with the laws of the United States of America and of the State of California, irrespective of choice of laws provisions. The parties agree that all actions or proceedings arising in connection with this Restated Agreement shall be tried and litigated exclusively in the State and Federal courts located in the County of Los Angeles, State of California. The parties hereby expressly consent to the personal jurisdiction of such courts.

12.4 Waiver. Failure of any party to enforce a right under this Restated Agreement shall not act as a waiver of that right or the ability to assert that right relative to the particular situation involved.

12.5 Enforceability. If any provision of this Restated Agreement shall be found by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of the remainder of this Restated Agreement.

12.6 Modification. No change, modification, or addition or amendment to this Restated Agreement, or waiver of any term or condition of this Restated Agreement, is valid or enforceable unless in writing and signed and dated by the authorized officers of the parties to this Restated Agreement.

12.7 Entire Agreement. This Restated Agreement and the Schedules hereto (which are incorporated herein by this reference as if fully set forth herein) constitute the entire agreements among the parties with respect to the subject matter hereof and thereof, and replace and supersede as of the date hereof and thereof any and all prior agreements and understandings, whether oral or written, between the parties with respect to the subject matter of such agreements, including the Original Agreement.

*Confidential Treatment Requested

12.8 Successors. Except as otherwise expressly provided in this Restated Agreement, this Restated Agreement shall be binding upon, inures to the benefit of, and is enforceable by, the parties and their respective heirs, legal representatives, successors and permitted assigns.

12.9 Construction. This Restated Agreement has been prepared, examined, negotiated and revised by each party and their respective attorneys, and no implication shall be drawn and no provision shall be construed against any party to this Restated Agreement by virtue of the purported identity of the drafter of this Restated Agreement or any portion thereof.

12.10 Counterparts. This Restated Agreement may be executed simultaneously in one or more counterparts, each of which shall constitute one and the same instrument. This Restated Agreement may be executed by facsimile.

12.11 Attorneys’ Fees. In the event of any action at law or in equity between the parties hereto to enforce any of the provisions hereof, the unsuccessful party to such litigation shall pay to the successful party all reasonable costs and expenses, including reasonable attorneys’ fees, incurred therein by such successful party; and if such successful party shall recover a judgment in any such action or proceeding, such reasonable costs, expenses and attorneys’ fees may be included in and as part of such judgment.

12.12 Assignment. This Restated Agreement shall be binding upon and shall inure to the benefit of each party and its respective successors and permitted assigns. This Restated Agreement is personal to Licensee and only assignable by Licensee in accordance with Section 2.2. CSMC shall have the right to assign its rights hereunder as part of any reorganization or bond financing.

12.13 Further Assurances. At any time and from time to time after the Original Effective Date, each party shall do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged or delivered, all such further acts, transfers, conveyances, assignments or assurances as may be reasonably required to consummate the transactions contemplated by this Restated Agreement.

12.14 Survival. The following sections shall survive any expiration or earlier termination of this Restated Agreement: Section 2.1(c) (retention of certain non-exclusive rights by CSMC), Section 8 (“Indemnification”), Section 9 (“Use of Names”) and Section 10 (“Confidentiality”). The provisions set forth in Schedule E also shall survive any expiration or earlier termination of this Restated Agreement, to the extent set forth therein.

In Witness Whereof, the parties have caused their duly authorized representatives to execute this Restated Agreement as of the date first above written.

LICENSEE”:

Capricor, Inc.

By:	/s/ Karen Krasney

Name:	Karen Krasney

Title:	EVP General Counsel

Date: 1/9/2014

“CSMC”:

Cedars-Sinai Medical Center, a California nonprofit public benefit corporation

By:	/s/ Richard Katzman
Shlomo Melmed, M.D. (Richard Katzman for)
Senior Vice President for
Academic Affairs

Date: 12/31/2013

By:	/s/ Edward M. Prunchunas
Edward M. Prunchunas
Senior Vice President for Finance
and CFO

Date: 12/30/2013

Schedule Listing

Schedule A Patent Rights

Schedule B Know-How

Schedule C Approved Sublicensee/Assignee Companies

Schedule D Milestones

Schedule E Royalty Provisions

SCHEDULE A

Patent Rights

[…***…]

*Confidential Treatment Requested

[…***…]

*Confidential Treatment Requested

[…***…]

*Confidential Treatment Requested

SCHEDULE B

Know-How

[…***…]

1

SCHEDULE D

*Confidential Treatment Requested

SCHEDULE C

APPROVED SUBLICENSEE/ASSIGNEE COMPANIES

[…***…]

1

SCHEDULE C

*Confidential Treatment Requested

SCHEDULE D

MILESTONES

1. Licensee or its sublicensees shall expend at least the following amounts toward the development or promotion of at least one (1) Product based on the Patent Rights and Technical Information:

[…***…]

1

SCHEDULE D

*Confidential Treatment Requested

[…***…]

2

SCHEDULE D

*Confidential Treatment Requested

SCHEDULE E

ROYALTY PROVISIONS

All capitalized terms not otherwise defined in this Schedule E shall have the meanings ascribed to them in the Amended and Restated Exclusive License Agreement to which this Schedule E is attached (the “Restated Agreement”).

1. Royalties. Licensee shall pay, or cause to be paid, to CSMC aggregate royalty fees (each, a “Royalty” and collectively, the “Royalties”) equal to the following percentage of the amount of the Gross Sales Price (as defined in Paragraph 6(a) below) received by Licensee, its Affiliates or its sublicensees from the Sale (as defined in Paragraph 6(b) below) of Royalty Bearing Products (as defined in Section 6(c) below) or Intellectual Property (as defined in Paragraph 6(d) below) to non-Affiliate parties. The Royalty shall be determined as follows:

(a) For any jurisdictions in which no Valid Claim exists, an amount equal to […***…] for the Sale of Royalty Bearing Products or Intellectual Property covered by the Patent Rights or Know-How in that jurisdiction (“the Know-How Royalty”). Licensee’s obligation to pay a Know-How Royalty shall end as specified in Section 6.1 of the Restated Agreement; provided, however, that in no event shall a Know-How Royalty be payable in any jurisdiction beyond […***…] from the first commercial sale of a Royalty Bearing Product in that jurisdiction.

(b) For any jurisdictions in which a Valid Claim does exist, an amount equal to […***…] for the Sale of Royalty Bearing Products or Intellectual Property covered by the Patent Rights or Future Patent Rights in that jurisdiction (“the Patent Royalty”).

(c) An amount equal to […***…] of all cash payments, including upfront, technology access fees, lump sum and similar payments paid by or received from any sublicensees or any Affiliate or non-Affiliate parties by Licensee in consideration for any sublicense or other grant of rights under the Restated Agreement, excluding payments received by Licensee (i) solely for the purchase of equity securities, (ii) as consideration for the sale of substantially all of Licensee’s assets, (iii) as sublicense royalty payments made in connection with the sale of Royalty Bearing Products, so long as Licensee pays or causes to be paid to CSMC Royalties on amounts received by Licensee’s sublicensees under the preceding subparagraphs of this Paragraph 1 (including subparagraphs (a) and (b) hereof), (iv) as loans or in connection with the issuance of debt instruments, (v) from third parties for costs related to general and administrative expenses, product and manufacturing development, co-development activities, clinical trials, or research and development activities, or (vi) to be used for the costs of procuring intellectual property rights from third parties which may be necessary for the development of Products.

SCHEDULE E

*Confidential Treatment Requested

(d) If the Sale of any Royalty Bearing Product is covered by more than one Intellectual Property Right, multiple royalties shall not be due to CSMC.

Licensee may not sell Royalty Bearing Products to any distributor or other third party other than for a reasonable price arrived at through arms’-length negotiations.

2. No duplicative royalties. Subject to the provisions of Paragraph 1(a) above, in those circumstances in which a Royalty is payable to CSMC from the sale of a Royalty Bearing Product by an Affiliate or sublicensee of Licensee, and in which a royalty is also payable to Licensee from the Sale of the same Royalty Bearing Product by the same Affiliate or sublicensee, then Licensee shall not be required to pay a Royalty to CSMC with respect to the royalties so received by Licensee on the same Royalty Bearing Product, if and to the extent the required royalty is received by CSMC from the Affiliate or sublicensee. This exclusion is intended to avoid the payment of duplicative royalties, shall be strictly construed, and shall not apply to other forms of compensation paid to Licensee by its Affiliates or sublicensees.

3. Suspension of Obligations.

(a) In the event that Licensee is legally prevented from commercializing one or more Products as a result of patent infringement issues relating to the Patent Rights, all of Licensee’s obligations with respect to such Products, including, without limitation, Royalty and other payment obligations under this Schedule E, milestone and diligence obligations related to that particular Product in that jurisdiction, shall be suspended unless and until such patent infringement issues are resolved. In the event that any such issues are not resolved during the term of the Restated Agreement, or in the event that such issues are resolved in a manner that would continue to prevent Licensee from commercializing such Products, then Licensee shall have no further obligations hereunder with respect to such Products.

(b) In the event that Licensee Improvements result in the development and commercialization of new or improved technology, to the point that the commercially available Product(s) no longer (i) infringe upon any Valid Claims or claims embodied in the Patent Rights, (ii) utilize any Know-How or (iii) embody the original processes, methods, designs, or applications that were commercialized based on the Patent Rights or Know-How, then the Royalty rate shall be reduced to […***…] for such Product(s).

4. Payment and Accounting.

(a) Payment Terms and Reports. Royalties on account of sales by Licensee shall accrue and be payable to CSMC by Licensee on a quarterly basis within […***…] following the end of each calendar quarter in which any Sale of a Royalty Bearing Product by Licensee occurs. Licensee shall use the standard royalty reporting form set forth in Schedule F hereto. Royalties on account of sales or payments made by a sublicensee shall accrue and be payable to CSMC by Licensee on a quarterly basis within […***…] following the end of the calendar quarter in which payment is received by Licensee from a sublicensee. Each payment of Royalties shall be accompanied by a statement setting forth in reasonable detail (i) with respect to Sales of Royalty Bearing Products, the number and each type of Royalty Bearing

SCHEDULE D

*Confidential Treatment Requested

Product sold and the Gross Sales Price applicable thereto, (ii) with respect to Sales of Intellectual Property, the nature of the Sale and revenues applicable thereto, and (iii) such additional details as may be reasonably requested by CSMC for the determination of Royalties payable hereunder. The Royalty Bearing Products shall be considered as being sold for the purpose of the calculation of royalties under this Restated Agreement when the Products have been invoiced. Except as otherwise provided in Paragraph 4(c) of this Schedule E, all Royalties shall be paid in United States dollars and shall be made without off set (except as expressly provided in Paragraph 5 below) and free and clear of (and without any deduction or withholding for) any taxes, duties, levies, imposts or similar fees or charges.

(b) Records and Audits. Licensee shall create and maintain complete and accurate records and documentation concerning all Sales of Royalty Bearing Products or Intellectual Property by Licensee, its Affiliates and sublicensees in sufficient detail to enable the Royalties payable hereunder to be determined. Licensee shall retain such records and documentation for not less than seven (7) years from the date of their creation. During the term of this Restated Agreement and for a period of three (3) years thereafter, CSMC and its representatives shall have the right to audit such records and documentation as shall pertain to the determination and payment of Royalties. Such examiners shall have reasonable access during regular business hours to Licensee’s offices and the relevant records, files and books of account, and shall have the right to examine any other records reasonably necessary to determine the accuracy of the calculations provided by Licensee under this Schedule. The costs of any such audit shall be borne by CSMC, unless as a result of such inspection it is determined that the amounts payable by Licensee for any period are in error by greater than five percent (5%), in which case the costs of such audit shall be borne by Licensee. CSMC shall report the results of any such audit to Licensee within forty-five (45) days of completion. Thereafter, Licensee shall promptly pay to CSMC the amount of any underpayment discovered in such audit, or CSMC shall credit to Licensee against future Royalty payments the amount of any overpayment discovered in such audit, as the case may be. In addition, Licensee shall pay interest on any underpayment at the rate that is the lower of (i) five percent (5%) over the rate of interest announced by Bank of America in Los Angeles, California (or any successor in interest thereto or any commercially equivalent financial institution if no such successor exists) to be its “prime rate”, or (ii) the highest rate permitted by applicable law, from the date such amount was underpaid to the date payment is actually received.

(c) Currency Transfer Restrictions. If any restrictions on the transfer of currency exist in any country or other jurisdiction so as to prevent Licensee from making payments to CSMC, Licensee shall take all commercially reasonable steps to obtain a waiver of such restrictions or to otherwise enable Licensee to make such payments. If Licensee is unable to do so, Licensee shall make such payments to CSMC in a bank account or other depository designated by CSMC in such country or jurisdiction, which payments shall be in the local currency of such country or jurisdiction, unless payment in United States dollars is permitted. Any payment by Licensee to CSMC on the basis of Sales of Royalty Bearing Products or Intellectual Property in currencies other than United States dollars shall be calculated using the appropriate foreign exchange rate for such currency quoted in the California edition of The Wall Street Journal for the close of business of the last banking day of the calendar quarter in which such payment is being made.

SCHEDULE D

(d) Late Charges. A service charge of five percent (5%) per month, not to exceed the maximum rate allowed by applicable law, shall be payable by Licensee on any portion of Licensee’s outstanding Royalty balance that is not paid to CSMC within thirty (30) days past the due date.

(e) Taxes. Licensee shall pay, or cause to be paid, any and all taxes required to be paid or withheld on any sales, licenses or other transfers for value of Royalty Bearing Products or Intellectual Property (other than taxes imposed on the income or revenues of CSMC); provided, however, that under no circumstances shall the amounts of such taxes be deducted from the total amount of payments otherwise due to CSMC hereunder. Upon CSMC’s request, Licensee shall secure and send to CSMC proof of any such taxes withheld and paid by Licensee, its Affiliates or sublicensees.

5. Right of Offset. In the event that Licensee reasonably determines that any Royalty Bearing Product infringes upon the rights of a third party (because of the use of the Patent Rights or the Know-How in the manufacture, use or sale of such Royalty Bearing Product) and, as a result, Licensee becomes obliged to obtain a license from such third party to such rights, then, in lieu of any other right or remedy, Licensee shall have the right to deduct from the Royalties otherwise payable hereunder with respect to such Royalty Bearing Product the amount, up to a maximum of […***…] of the Royalties otherwise payable, that Licensee is obliged to pay under the license in order to obtain from the third party whose rights are so infringed the right to such Royalty Bearing Product.

6. Certain Definitions.

(a) “Gross Sales Price” means the gross amount of all revenues (whether in the form of cash, property or otherwise) received by Licensee, its Affiliates or sublicensees from the sale, license or other transfer for value of Royalty Bearing Products or Intellectual Property less (but only to the extent separately itemized as a part of the gross price charged): (i) transportation, handling, insurance and sales taxes, and (ii) rebates and other allowances actually paid or allowed and which are standard and customary in the industry; provided, however, that no deduction shall be made for royalties, commissions, costs of collection or similar items payable with respect to the Royalty Bearing Products or Intellectual Property. For the purposes of the definition of “Gross Sales Price”, it is acknowledged and agreed by the parties that Sales to wholly-owned subsidiaries of Licensee shall not be included.

(b)	“Sales” means the sale, license or other transfer for value.

(c)	“Royalty Bearing Products” means (i) any Product that is covered by a Valid Claim of any of the Patent Rights or Future Patent Rights, or (ii) any Product that, although not covered by a Patent Right or Future Patent Right, includes or embodies, as a part of such Product, Know-How that is licensed to Licensee hereunder.

(d)	“Intellectual Property Right” means the Patent Rights, Future Patent Rights and Know-How.

SCHEDULE E

*Confidential Treatment Requested

Schedule F

Royalty Reporting Form

Licensee name:

Reporting period:

Date of report:

Date of first commercial sale:

Royalty Report

Product (list products by name)	No. units sold	Invoiced price per unit	Gross sales	Allowable deductions (attached itemized detail)	Country of sale/foreign currency/ conversion rate	Net sales
Product name
Product name
Product name
Total

Total net sales	$
Royalty rate
Royalty due	$

Total royalty due: $___________________________

Non-Royalty Sublicense Revenue Report

Total Non-Royalty Sublicense Revenue received	$
Date received
Applicable percentage payable to CSMC
Total Non-Royalty Sublicense Revenue payable to CSMC	$

Report prepared by:

Title:

Date:

Please send report to:

Cedars-Sinai Medical Center
8700 Beverly Boulevard

1

SCHEDULE F

Los Angeles, California 90048-1865
Attention: Senior Vice President for Finance & CFO

with a copy to Vice President for Legal Affairs

Please send electronic copy to CSTechTransfer@cshs.org.

2

SCHEDULE F